Exhibit 99.1

THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
COMBINED STATEMENTS OF INCOME (Unaudited)
Six Months Ended March 30, 2007 and the Quarters Ended
March 30, 2007 and December 29, 2006
(dollars in millions)

	Six Months Ended	Quarters Ended
	March 30,	March 30,	December 29,
	2007	2007	2006

Net sales	$4,990	$2,539	$2,451
Cost of products sold	2,642	1,356	1,286
Gross profit	2,348	1,183	1,165

Selling, general and administrative expenses	1,178	598	580
Research and development expenses	129	66	63
Restructuring charges (1)	21	4	17
In-process research and development charges(2)	8	—	8
Operating income	1,012	515	497

Interest expense	79	39	40
Interest income	(19)	(10)	(9)
Other income, net	(6)	(6)	—
Income from continuing operations before income taxes	958	492	466

Income taxes	222	98	124
Income from continuing operations	736	394	342

Loss from discontinued operations, net of income taxes	4	—	4
Net income	$732	$394	$338

(1) Restructuring charges of $21 million relate primarily to severance costs within our Medical Devices segment for the six months ended March 30, 2007. The associated tax benefit was $7 million for the six months ended March 30, 2007 and $1 million and $6 million for the quarters ended and March 30, 2007 and December 29, 2006, respectively.

(2) The Medical Devices segment recorded in-process research and development charges of $8 million in connection with the acquisition of the remaining outstanding shares of Airox S.A. There was no associated tax impact.